CUSIP No.	896106200	13 G	Page	19	of	21 Pages
EXHIBIT A
Members of Filing Group
Alleghany Corporation
Alleghany Insurance Holdings LLC
Alleghany Capital Partners LLC
Capitol Transamerica Corporation
Employers Direct Corporation
Platte River Insurance Company
RSUI Group, Inc.
Capitol Indemnity Corporation
Capitol Specialty Insurance Corporation
Employers Direct Insurance Company
RSUI Indemnity Company